Exhibit 99.2

September 25, 2014

The Conflicts Committee of the Board of Directors

QRE GP LLC

5 Houston Center

1401 McKinney Street, Suite 2400

Houston, Texas 77010

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Breitburn Energy Partners, LP filed on or about September 25, 2014

Gentlemen:

Reference is made to our opinion letter, dated July 23, 2014, with respect to the fairness, from a financial point of view, to the holders of common units (other than holders specified therein) of QR Energy LP of the merger consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 23, 2014, by and among BreitBurn Energy Partners, LP, BreitBurn GP, LLC, Boomer Merger Sub, LLC, QRE GP LLC, and QR Energy LP.

We hereby consent to the reference to our opinion letter under the captions “Summary—Opinion of Financial Advisors to the QRE GP Conflicts Committee,” “Risk Factors—Risk Factors Relating to the Merger—The fairness opinions rendered to the QRE GP board of directors and the conflicts committee by the financial advisors were based on the financial analyses performed by the financial advisors, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisors, as of the date of the opinions,” and “Proposal 1: The Merger—Background of the Merger,” “—The Conflicts Committee’s Reasons for the Merger; Recommendation of the Conflicts Committee” and “—Opinion of the Financial Advisor to the QRE GP Conflicts Committee” and to the inclusion of the foregoing opinion letter as an annex to the proxy statement/prospectus included in the above-mentioned Amendment No. 1 to Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Heritage Plaza  |  1111 Bagby, Suite 4900  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

Very truly yours,

TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/s/ Lance Gilliland
Lance Gilliland
Managing Director

Heritage Plaza  |  1111 Bagby, Suite 4900  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC